Exhibit 2.2

EXECUTION COPY

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.,

ATD MERGERSUB, INC.,

CHARLESBANK EQUITY FUND IV, LIMITED PARTNERSHIP,

CHARLESBANK CAPITAL PARTNERS, LLC, AS STOCKHOLDERS’ REPRESENTATIVE

AND

AMERICAN TIRE DISTRIBUTORS, INC.

Dated as of March 7, 2005

i

EXHIBITS

Exhibit A	Form of Written Consent of the Principal Stockholder

ANNEXES

Annex 1	Form of Net Funded Indebtedness Annex

Annex 2	Form of Change of Control Annex

Annex 3	Form of Aggregate Gross-up Amount Annex

Annex 4	Form of Aggregate Dividend Annex

Annex 5	Form of Redemption Amount Annex

DISCLOSURE SCHEDULE

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March     , 2005, by and among American Tire Distributors Holdings, Inc., a Delaware corporation (“Buyer”), ATD MergerSub, Inc., a Delaware corporation (“Merger Sub”), Charlesbank Equity Fund IV, Limited Partnership, a Massachusetts limited partnership (“Charlesbank”), Charlesbank Capital Partners, LLC, a Massachusetts limited liability company, solely in its capacity as representative of the holders of the Company’s capital stock (“Stockholders’ Representative”), and American Tire Distributors, Inc., a Delaware corporation (the “Company”).

Introduction

Buyer, Merger Sub, Charlesbank, Stockholders’ Representative and the Company entered into an Agreement and Plan of Merger, dated as of February 4, 2005 (the “Original Merger Agreement”).

Buyer, Merger Sub, Charlesbank, Stockholders’ Representative and the Company wish to amend and restate the Original Merger Agreement in its entirety, effective as of the date of this Agreement. All references in this Agreement to the “date hereof and such similar references shall be deemed to refer to February 4, 2005.

The respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement and (ii) approved this Agreement.

Certain capitalized terms have the meanings set forth in Section 11.1.

In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Merger Agreement in its entirety to read as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time (as defined below), subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its legal existence under the DGCL.

SECTION 1.2 Effective Time; Closing Date. Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, two Business Days after the date on which the last of the conditions set forth in Article VII shall have been satisfied or waived, or on such other date, time and place as the Company and Buyer may mutually agree (the “Closing Date”).

SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) The form of certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the form of certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b) The form of by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the form of by-laws of the Surviving Corporation, until thereafter amended as provided by Law and such by-laws.

SECTION 1.5 Board of Directors and Officers. The Board of Directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

SECTION 1.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger

Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECTS OF THE MERGER; CONSIDERATION

SECTION 2.1 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders, the Warrant Holders or the Option Holders:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(b) Each Share that is owned by (i) the Company as treasury stock, (ii) Buyer, (iii) Merger Sub, (iv) any other wholly-owned Subsidiary of Buyer or (v) any wholly-owned Subsidiary of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Except as otherwise provided in clause (b) above and subject to Section 2.5, each share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal to the Per Share Common Stock Consideration;

(i) For purposes of this Agreement, the “Per Share Common Stock Consideration” means the quotient obtained by dividing:

(A) the Common Stock Consideration, by

(B) the sum of (I) the total number of shares of Common Stock outstanding as of the Effective Time, plus (II) the total number of shares of Common Stock issuable upon exercise of the Options outstanding immediately prior to the Effective Time, plus (III) the total number of shares of Common Stock issuable upon exercise of the Warrants outstanding immediately prior to the Effective Time, plus (IV) the total number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock outstanding immediately prior to the Effective Time;

(ii) For purposes of this Agreement, the “Common Stock Consideration” means the Enterprise Value, minus (A) the Net Funded Indebtedness, minus (B) the Transaction Expenses, minus (C) the Redemption Amount, minus (D) the aggregate Change of Control Payments, minus (E) the Aggregate Dividend Payment, minus (F) the Aggregate Gross-up Amount, plus (G) the aggregate exercise price of the Warrants outstanding immediately prior to the Effective Time, plus (H) the aggregate exercise price of the Options outstanding immediately prior to the Effective Time, plus

(I) the aggregate exercise price of any Warrants or Options exercised between February 4, 2005 and the Effective Time;

(iii) For purposes of this Agreement, “Enterprise Value” means $710,000,000;

(d) Except as otherwise provided in clause (b) above and subject to Section 2.5, each share of Redeemable Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal the amounts set forth on the Redemption Amount Annex (as defined below) for each share of the Series A Preferred Stock and Series B Preferred Stock, respectively;

(e) Except as otherwise provided in clause (b) above and subject to Section 2.5, each share of Series C Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal to (X) the product of (1) the Per Share Common Stock Consideration, and (2) the number of shares of Common Stock into which such share of Series C Preferred Stock is convertible in accordance with Article 6A of the Company’s restated and corrected certificate of incorporation plus (Y) the Series C Dividend Payment;

(f) Except as otherwise provided in clause (b) above and subject to Section 2.5, each share of Series D Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal to (X) the product of (1) the Per Share Common Stock Consideration, and (2) the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible in accordance with Article 6B of the Company’s restated and corrected certificate of incorporation plus (Y) the Series D Dividend Payment;

(g) Each Warrant issued and outstanding immediately prior to the Effective Time shall become exercisable into the right to receive a sum in cash equal to the Warrant Cancellation Payment, subject to the execution and delivery of a Warrants Acknowledgement (as defined below) by each Warrant Holder. Upon surrender of such Warrants in accordance with this Agreement and the Warrants Acknowledgement, such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(g) shall be net of all applicable withholding and excise taxes;

(h) Each Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall, to the extent shareholder approval has been obtained in respect of such option in accordance with Section 6.7 herein, fully vest and become exercisable into the right to receive a sum in cash equal to the Option Cancellation Payment, subject to the execution and delivery of an Options Acknowledgement (as defined below) by each Option Holder. Upon surrender of such Options in accordance with this Agreement and the Options Acknowledgement, such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(h) shall be net of all applicable withholding and excise taxes. As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled;

(i) The Company shall prepare and deliver an acknowledgment to each Warrant Holder, in a form reasonably satisfactory to Buyer and consistent with the provisions of this Section 2.1 (each a “Warrants Acknowledgment”), which (i) acknowledges that each of such Warrant Holder’s outstanding Warrants will be cancelled and surrendered at the Effective Time in exchange for the right to receive, in respect of each Warrant, the Warrant Cancellation Payment, (ii) requests such Warrant Holder’s agreement to such treatment and (iii) confirms the appointment of Stockholders’ Representative as his, her or its agent, pursuant to the terms of Section 8.1;

(j) The Company shall prepare and deliver an acknowledgment to each Option Holder, in a form reasonably satisfactory to Buyer and consistent with the provisions of this Section 2.1 (each an “Options Acknowledgment”), which (i) acknowledges that each of such Option Holder’s outstanding Options will be cancelled and surrendered at the Effective Time in exchange for the right to receive, in respect of each Option, the Option Cancellation Payment, (ii) requests such Option Holder’s agreement to such treatment and (iii) confirms the appointment of Stockholders’ Representative as his, her or its agent, pursuant to the terms of Section 8.1; and

(k) After the Effective Time, all capital stock of the Company, and any options relating thereto, shall no longer be outstanding and shall automatically be canceled and retired, or converted in accordance with this Section 2.1, as the case may be, and each holder of a certificate representing any such shares or options shall cease to have any rights with respect thereto, other than the right to receive the consideration provided herein, subject to Section 2.5.

In calculating the consideration payable under this Section 2.1, Buyer shall be entitled to rely on the representations and warranties contained in Section 3.3 and the Capital Structure Certificate. If such representations and warranties and certificate are not correct, Buyer shall have the right to adjust the Per Share Common Stock Consideration accordingly.

SECTION 2.2 Exchange Procedures.

(a) At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of certificates or other instruments (collectively, the “Certificates”) formerly evidencing (i) Shares or (ii) Warrants (if such holder has previously executed and delivered a Warrants Acknowledgement) the form of the Letter of Transmittal. After the Effective Time, each holder of Certificates, upon surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. The Surviving Corporation, the Paying Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Warrants, as the case may be, such amounts as the Surviving Corporation, the Paying Agent or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Buyer, as the case may be. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares (as defined below)), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon.

(b) In the event of a transfer of ownership of any Shares or Warrants, as the case may be, that is not registered in the transfer books of the Company, subject to any applicable deductions or withholdings as described in Section 2.2(a) above, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, if any Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact and an undertaking of indemnity by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the consideration deliverable in respect thereof pursuant to this Agreement.

(c) At any time following the expiration of 12 months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon. Any portion of such remaining cash unclaimed by holders of Shares, Warrants or Options, as the case may be, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(d) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the Shares, Warrants or Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

(e) At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Paying Agent shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder (provided that such holder has previously executed and delivered an Options Acknowledgement). The Surviving Corporation, the Paying Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Option Holder such amounts as the Surviving Corporation, the Paying Agent or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Buyer, as the case may be.

SECTION 2.3 Payments at Closing. At the Closing, Buyer will make (or cause to be made) the following payments:

(a) to the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated by Stockholders’ Representative in writing no later than two Business Days prior to the Closing Date, an amount equal to the sum of (i) the Common Stock Consideration, (ii) the Aggregate Dividend Payment and (iii) the Redemption Amount, in each case to the extent payable as provided in Section 2.1;

(b) on behalf of the Company, by wire transfer of immediately available funds to the account or accounts designated by Stockholders’ Representative in writing no later than two Business Days prior to the Closing Date, an amount in the aggregate equal to the Transaction Expenses, which amount shall be distributed in accordance with the Transaction Expense Annex (as defined below) as soon as practicable following the Closing;

(c) on behalf of the Company, to the extent shareholder approval has been obtained in respect of such payment in accordance with Section 6.7, through the Company’s existing payroll service provider, an amount equal to the aggregate Change of Control Payments, which amount shall be distributed in accordance with the Change of Control Payment Annex (as defined below) as soon as practicable following the Closing; and

(d) on behalf of the Company, to the extent shareholder approval has been obtained in respect of such payment in accordance with Section 6.7, through the Company’s existing payroll service provider, an amount equal to the Aggregate Gross-up Amount, which amount shall be distributed in accordance with the Aggregate Gross-up Amount Annex (as defined below) as soon as practicable following the Closing.

SECTION 2.4 Payment Annexes; Capital Structure Certificate.

(a) Net Funded Indebtedness. The Company shall prepare a schedule setting forth an itemized list of the Net Funded Indebtedness (the “Net Funded Indebtedness Annex”), in a manner consistent with Annex 1 attached hereto.

(b) Change of Control Payments. The Company shall prepare an allocation schedule specifying the amount of the aggregate Change of Control Payments to be made to each Change of Control Employee (the “Change of Control Annex”), pro rata in a manner consistent with Annex 2 attached hereto.

(c) Aggregate Gross-up Amount. The Company shall prepare an allocation schedule specifying the amount of the Aggregate Gross-up Amount to be paid to each employee set forth on Annex 3 attached hereto (the “Aggregate Gross-up Amount Annex”).

(d) Aggregate Dividend Payment. The Company shall prepare a schedule setting forth the Aggregate Dividend Payment (the “Aggregate Dividend Annex”), in a manner consistent with Annex 4 attached hereto.

(e) Redemption Amount Payment. The Company shall prepare a schedule specifying the Redemption Amount to be paid to each holder of the Redeemable Preferred Stock (the “Redemption Amount Annex”), in a manner consistent with Annex 5 attached hereto.

(f) Delivery of Payment Annexes and Capital Structure Certificate. Each of the Net Funded Indebtedness Annex, the Change of Control Annex, the Aggregate Gross-up Amount Annex, the Aggregate Dividend Annex, the Redemption Amount Annex and the Capital Structure Certificate shall be prepared by the Company in form and substance reasonably satisfactory to Buyer and Stockholders’ Representative, and each shall be delivered to Buyer at least three Business Days prior to the Closing Date.

SECTION 2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1 (as adjusted, if applicable), without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.

(b) The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule” or the “Schedules”) lists the jurisdictions of incorporation and foreign qualifications of the Company and each of its Subsidiaries. The Company has made available to Buyer complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Buyer each such entity’s minute books and stock records. Section 3.1 of the Disclosure Schedule contains a true and correct list of the directors and officers of each of the Company and its Subsidiaries as of the date of this Agreement and at all times since the last action of their respective boards of directors and stockholders.

SECTION 3.2 Authority; Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the approval of the Merger and this Agreement by the requisite vote of the Company’s stockholders, and the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer, Merger Sub, the Principal Stockholder and Stockholders’ Representative) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

(b) The Board of Directors of the Company has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared the Merger to be advisable and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c) The affirmative vote of the holders of a majority of (i) outstanding shares of Common Stock, and (ii) outstanding shares of Convertible Preferred Stock (on an as-converted basis), voting together as a single class, to adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

SECTION 3.3 Capitalization; Equity Interests.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,980,926 shares of preferred stock, $.01 par value per share. As of the date of this Agreement, 5,161,917 shares of Common Stock, 5,000 shares of Series A Preferred Stock, 4,500 shares of Series B Preferred Stock, 1,333,334 shares of Series C Preferred Stock and 9,637,592 shares of Series D Preferred Stock, respectively, were issued and outstanding. The outstanding capital stock of the Company is owned of record as set forth in Section 3.3(a) of the Disclosure Schedule.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or own or hold any equity or other security interest in any other Person. All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

(c) Except as set forth in Section 3.3(c) of the Disclosure Schedule, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(c) of the Disclosure Schedule, all outstanding shares of capital stock of the Company and its Subsidiaries were duly authorized and validly issued and are fully paid and nonassessable subject to no preemptive rights. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Person or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences.

SECTION 3.4 Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 3.4 of the Disclosure Schedule, conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, except for such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained before the Closing (which waivers or consents are set forth in Section 3.4 of the Disclosure Schedule), (iii) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person’s properties or assets or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries, except where the occurrence of any of the foregoing described in clauses (ii), (iii) or (iv) above has not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. The Company has not received an uncured notice alleging any of the foregoing. Except for (1) the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or early termination of the applicable waiting period thereunder, (2) any filings as may be required under the DGCL in connection with the Merger and (3) such consents, approvals, notifications, registrations or filings the failure to obtain which has not had and would not reasonably be expected to have a Company Material Adverse Effect, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Section 3.4 of the Disclosure Schedule.

SECTION 3.5 Financial Information and SEC Reports; Undisclosed Liabilities.

(a) The Company has previously made available to Buyer true and complete copies of all reports filed by the Company and its Subsidiaries with the Securities and Exchange Commission (the “SEC”) since January 1, 2002 (collectively, the “Company SEC Reports”). Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Person (consolidated with its Subsidiaries, as applicable) to which it relates as of the date thereof, and each of the other related financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the results of operations and changes in financial position of the Person (consolidated with its Subsidiaries, as applicable) to which it relates for the period or as of the date set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, the absence of notes and any other adjustments described therein. Each Company SEC Report, as of its date (as amended through the date of this Agreement), (i) complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder as though the Exchange Act were applicable to the Company and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule or as reflected in the consolidated balance sheet of the Company and its Subsidiaries at October 2, 2004, which balance sheet was filed with the SEC by the Company on November 15, 2004 in its Quarterly Report on Form 10-Q and made available to Buyer, the Company and its Subsidiaries do not have, and as a result of the transactions contemplated by this Agreement, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since October 2, 2004, (ii) which would not be required to be disclosed in an audited balance sheet (or disclosed in the notes thereto) that is prepared in accordance with GAAP, (iii) which are disclosed on any Schedule to this Agreement or (iv) which individually or in the aggregate do not exceed $500,000.

(c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, the books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects. True and complete copies of all minute books and all stock record books of the Company and each of its Subsidiaries have heretofore been made available to Buyer.

SECTION 3.6 Absence of Changes. Except as set forth in Section 3.6 of the Disclosure Schedule, since October 2, 2004, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been:

(a) any material adverse change in the business, assets, condition (financial or otherwise), financial position, or results of operations of the Company and its Subsidiaries, taken as a whole (other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates, unless such changes or effects have a disproportionate effect on the Company or the industry in which the Company operates, or (ii) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby);

(b) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company or any of its

Subsidiaries, other than obligations under customer contracts, current obligations and other liabilities incurred in the ordinary course of business consistent with past practice;

(c) any payment, discharge, satisfaction or settlement of any material claim or obligation of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(d) other than regularly scheduled dividends on, and redemptions of, the Redeemable Preferred Stock, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such shares;

(e) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the conversion of shares of Convertible Preferred Stock or the exercise of outstanding Warrants or Options);

(f) any sale, assignment, pledge, encumbrance, transfer or other disposition of any material asset of the Company or any of its Subsidiaries (excluding in all events sales of assets no longer useful in the operation of the business and sales of inventory to customers in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any material Intellectual Property or any other material intangible assets of the Company or any of its Subsidiaries;

(g) any creation of any Encumbrance on any property of the Company or any of its Subsidiaries, except for Encumbrances created in the ordinary course of business consistent with past practice or which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(h) any write-down of the value of any asset of the Company or any of its Subsidiaries or any write-off as uncollectible of any accounts or notes receivable of the Company or any of its Subsidiaries or any portion thereof, other than write-downs or write-offs which are reserved for on the consolidated balance sheet contained in the Company Financials or which do not exceed $500,000 in the aggregate;

(i) any cancellation of any material debts or claims or any amendment, termination or waiver of any rights of material value to the Company or any of its Subsidiaries;

(j) any material capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with the Company’s capital expenditure budget;

(k) except in each case for regular annual increases, any general increase in the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $150,000;

(l) any damage, destruction or loss not covered by insurance affecting any asset or property of the Company or any of its Subsidiaries resulting in liability or loss in excess of $500,000;

(m) any change in the independent public accountants of the Company and its Subsidiaries or any material change in the accounting methods or accounting practices followed by the Company or any material change in depreciation or amortization policies or rates;

(n) any material Tax election or any material liability incurred for Taxes other than in the ordinary course of business or any filing of an amended Tax Return; or

(o) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (n), subject to any dollar thresholds set forth in items (a) through (n) above.

SECTION 3.7 Assets and Properties. Section 3.7 of the Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company or any of its Subsidiaries. Except as set forth in Section 3.7 of the Disclosure Schedule, each of the Company and its Subsidiaries has good fee simple title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all Encumbrances, except for defects in title or failures to be in full force and effect which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. Such personal property and the structural elements of the owned and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted.

SECTION 3.8 Other Agreements. Section 3.8 of the Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of each written contract (other than purchase orders and standard sales contracts in the ordinary course of business), agreement, commitment or lease of the Company and its Subsidiaries currently in effect which by its terms (i) is not terminable at will within 12 months and requires future expenditures or receipts or other performance with respect to goods or services having an annual value in excess of $500,000 or (ii) is material to the business, assets, condition (financial or otherwise), financial position, or results of operations of the Company and its Subsidiaries, taken as a whole. True, correct and complete copies of all such documents have previously been made available to Buyer. All of such contracts, agreements, commitments and leases are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect, and all are enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such contracts, agreements, commitments and leases is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder, in each case which breach or default has had or would reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company, no condition exists that with notice or lapse of time would constitute a material default thereunder.

SECTION 3.9 Environmental Matters. Each of the Company and its Subsidiaries holds all licenses, permits and other governmental authorizations required under all applicable Environmental Laws, except for such licenses, permits and other governmental authorizations the failure to hold which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for violations which individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no conditions relating to the Company or any of its Subsidiaries or relating to any real property owned or leased by the Company or any of its Subsidiaries that in any such case have had or would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law.

SECTION 3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened by or before any court or other Governmental Entity against the Company or any of its Subsidiaries which bring into question the validity of this Agreement or has had or would reasonably be expected to have a Company Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

SECTION 3.11 Compliance; Licenses and Permits.

(a) Except as set forth in Section 3.11 (a) of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses, except for failures to comply which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental licenses and permits that are necessary to conduct their respective businesses as presently being conducted, except for such licenses and permits the failure to hold which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11 (b) of the Disclosure Schedule and except for breaches, violations, revocations, limitations, non-renewals and failures to be in full force and effect which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) such licenses and permits are in full force and effect, (ii) no material violations are or have been recorded in respect of any thereof, (iii) no proceeding is pending or, to the knowledge of the Company, threatened in writing, to revoke or limit any thereof and (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.

SECTION 3.12 Intellectual Property. Except as set forth in Section 3.12 of the Disclosure Schedule, each of the Company and its Subsidiaries owns or has licensed or otherwise has the right to use all Intellectual Property free and clear of any Lien or other adverse claims or interests that are material to the operation of their businesses and are sufficient to operate such businesses after the Effective Time in substantially the same manner as such businesses have been operated prior thereto. To the knowledge of the Company, no Intellectual Property presently owned, sold, licensed from or to third parties or used by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries contemplates owning, selling, licensing from or to third parties or using, and no products or services distributed, sold or offered by the Company or any of its Subsidiaries infringes upon Intellectual Property owned by others. There is no pending or, to the knowledge of the Company, threatened in writing claim, action or proceeding against the Company or any of its Subsidiaries contesting or questioning the validity or enforceability of any Intellectual Property or the right of the Company or any of its Subsidiaries to own, sell, license or use any Intellectual Property presently owned, sold, licensed or used by the Company or any of its Subsidiaries. To the knowledge of the Company, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.

SECTION 3.13 Tax Matters. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by it and paid all Taxes shown to be due on such Tax Returns. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due.

(b) The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(c) None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no material Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings. To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

(e) None of the Company or any of its Subsidiaries has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or similar provision of state, local or foreign Tax law)

(f) At the Effective Time, neither the Company nor any Subsidiary will have made or will be obligated to make any payments that constitute “parachute payments” within the meaning of Section 280G of the Code.

SECTION 3.14 Labor Relations; Employees.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, as of the date hereof, to the knowledge of the Company: (i) the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency, (iii) there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting or threatened in writing against the Company, (iv) the Company is not a party to or bound by any collective bargaining or similar agreement and (v) there are no union organizing activities among the employees of the Company.

(b) Section 3.14(b) of the Disclosure Schedule contains a list of each written pension, profit-sharing or other retirement, compensation, employment or termination agreement, deferred compensation, stock option, stock appreciation, stock purchase, performance share, bonus or other incentive, severance or termination pay, health, and group insurance plan, program or arrangement, as well any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Company and its Subsidiaries sponsor, maintain, or contribute to with respect to employees of the Company and its Subsidiaries, or with respect to which the Company or any Subsidiary has any liability (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as a “Plan”).

(c) The Company has made available to Buyer or Buyer’s counsel a true and complete copy of each Plan, all amendments thereto, the most recent IRS determination letter (if any), and the most recent annual report (if any) required to be filed in connection with such Plan.

(d) Each Plan that is intended to be “qualified” within the meaning of Section 401 (a) of the Code is so qualified and has received a favorable determination letter from the IRS that remains in effect on the date hereof. To the knowledge of the Company, no event has occurred since such favorable determination letter was issued that is reasonably likely to jeopardize the tax-qualified status of such Plan.

(e) All contributions due with respect to any Plan that is subject to Title I of ERISA have been made as required under ERISA and have been accrued on the Company Financials, in accordance with GAAP (except as indicated in the notes thereto). The reserves reflected in the Company Financials for the obligations of the Company under all Plans are adequate and were determined in accordance with GAAP.

(f) No Plan is subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA.

(g) No Plan constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Company, neither the Company nor any of its ERISA Affiliates has, in the past five years, contributed to or otherwise had any obligation or liability in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(h) Neither the Company nor any of its ERISA Affiliates has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that has had or would reasonably be expected to have a Company Material Adverse Effect has occurred with respect to any Plan; to the knowledge of the Company, no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that has had or would reasonably be expected to have a Company Material Adverse Effect has occurred with respect to any Plan.

(i) To the knowledge of the Company, each Plan has been operated substantially in accordance with its material terms and applicable Laws, and will continue to be so operated until the Closing Date.

(j) Other than routine claims for benefits, to the knowledge of the Company, there are no actions, claims, lawsuits or arbitrations pending or threatened in writing with respect to any Plan.

(k) Except as set forth in Section 3.14(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) result in any material payment becoming due to any employee of the Company, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of time of payment or vesting of any such benefits to any material extent.

(l) Except as set forth in Section 3.14(1) of the Disclosure Schedule, no Plan provides welfare benefits after termination of employment except to the extent required by applicable law.

SECTION 3.15 Transactions with Related Parties. To the knowledge of the Company, except as set forth in Section 3.15 of the Disclosure Schedule, no executive officer, director or Affiliate of the Company or any of its Subsidiaries, and no relative or spouse of any such officer, director or Affiliate: (i) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries, (ii) owns, directly or indirectly, in whole or in part, any material property that the Company or any of its Subsidiaries uses in the conduct of its business or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements arising in the ordinary course of business.

SECTION 3.16 Inventory. The inventory described in the Company Financials is the only inventory used or held for use in the business of the Company and its Subsidiaries, subject to changes in inventory in the ordinary course of business consistent with past practice, and is valued for financial statement purposes at the lower of cost or market value.

SECTION 3.17 Brokers. Except for Banc of America Securities, LLC, the fees and expenses of which are included in the Transaction Expenses, no agent, broker, investment banker, person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.19 Takeover Statutes. To the Company’s knowledge, no state takeover statutes are applicable to the Merger or this Agreement, and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company and the Principal Stockholder as follows:

SECTION 4.1 Organization; Power and Authority. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Buyer and Merger Sub has made available to the Company and the Principal Stockholder complete and correct copies of the constitutive documents of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing which individually or in the aggregate has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 4.2 Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate powers and have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub (other than the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company, the Principal Stockholder and Stockholders’ Representative) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

SECTION 4.3 Conflicts; Consents. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of Buyer or Merger Sub, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound or (iii) violate any Laws applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above has not had and would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (B) any filings as may be required under the DGCL in connection with the Merger and (C) such consents, approvals, notifications, registrations or filings the failure to obtain which has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.4 Investment Representation. Buyer and each of its equity holders is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of its ownership of the Shares, and further acknowledges that the Shares have not been registered under the federal securities laws or under any state or foreign securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration thereunder.

SECTION 4.5 Brokers. No agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

SECTION 4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Buyer or Merger Sub, threatened in writing by or before any court or other Governmental Entity against Buyer or Merger Sub which bring into question the validity of this Agreement or has had or would reasonably be expected to have a Buyer Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby.

SECTION 4.7 Funds. Buyer will have available to it at the Effective Time all funds necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder (including all payments to be made pursuant to Section 2.3).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDER

The Principal Stockholder represents and warrants to Buyer and Merger Sub as follows:

SECTION 5.1 Authority; Binding Agreement. The Principal Stockholder has all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Principal Stockholder and the consummation of the transactions contemplated hereby are within its partnership powers and have been duly and validly authorized by all necessary partnership action on the part of the Principal Stockholder. This Agreement has been duly executed and delivered by the Principal Stockholder, and (assuming due authorization, execution and delivery by Buyer, Merger Sub, the Company and Stockholders’ Representative) constitutes the valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

SECTION 5.2 Title to Shares. The Principal Stockholder holds of record and beneficially owns all of the Shares listed on Section 5.2 of the Disclosure Schedule as owned by the Principal Stockholder (the “Principal Stockholder Shares”) and owns no securities issued by, or other obligations of, the Company other than the Principal Stockholder Shares. Except as set forth on Section 5.2 of the Disclosure Schedule, the Principal Stockholder’s Principal Stockholder Shares are held by the Principal Stockholder free and clear of all Encumbrances, restrictions on transfer (other than restrictions under the Securities Act and state securities law), rights of first refusal and voting trust, proxy, or other agreements or understandings. Except as set forth on Section 5.2 of the Disclosure Schedule, the Principal Stockholder is not a party to any option, warrant, right, contract, call, put, or other agreement or commitment relating to the capital stock of the Company or providing for the disposition or acquisition of any capital stock or other equity rights of the Company, other than this Agreement. The representations and warranties made by the Company in Section 3.3 are true and correct.

ARTICLE VI

CERTAIN COVENANTS

SECTION 6.1 Conduct of Business.

(a) From the date of this Agreement until the Closing, except as set forth on Section 6.1(a) of the Disclosure Schedule or as permitted or required by this Agreement or otherwise consented to by Buyer in writing, the Company shall operate its business only in the ordinary course of business consistent with past practice. The Company shall use its commercially reasonable efforts to:

(i) preserve intact the present organization of the Company and its Subsidiaries;

(ii) keep available the services of the present officers and employees of the Company;

(iii) preserve the Company’s goodwill and relationships with customers, suppliers, licensors, licensees, contractors, distributors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

(iv) continue all current sales, marketing and other promotional policies, programs and activities;

(v) maintain the assets of the Company and its Subsidiaries in good repair, order and condition; and

(vi) maintain the Company’s insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be;

(b) Without limiting the generality of the foregoing, except as set forth on Section 6.1(b) of the Disclosure Schedule, the Company shall not, without the prior written consent of Buyer, directly or indirectly:

(i) cause or permit any material adverse change in the business, assets, condition (financial or otherwise), financial position, or results of operations of the Company and its Subsidiaries, taken as a whole (other than (A) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates, unless such changes or effects have a disproportionate effect on the Company or the industry in which the Company operates, or (B) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby);

(ii) incur any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due), other than obligations under customer contracts, current obligations and other liabilities incurred in the ordinary course of business consistent with past practice;

(iii) pay, discharge, satisfy or settle any material claim or obligation, except in the ordinary course of business consistent with past practice;

(iv) other than regularly scheduled dividends on, and redemptions of, the Redeemable Preferred Stock, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries;

(v) issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the conversion of shares of Convertible Preferred Stock or the exercise of outstanding Warrants or Options);

(vi) sell, assign, pledge, encumber, transfer or otherwise dispose of any material asset of the Company or any of its Subsidiaries (excluding in all events sales of assets no longer useful in the operation of the business and sales of inventory to customers in the ordinary course of business consistent with past practice), or sell, assign, transfer or otherwise dispose of any material Intellectual Property or any other material intangible assets of the Company or any of its Subsidiaries;

(vii) create any Encumbrance on any property of the Company or any of its Subsidiaries, except for (A) Encumbrances created in the ordinary course of business consistent with past practice and (B) Encumbrances that do not materially impair the value or use of any of the Company’s or its Subsidiaries assets;

(viii) write down the value of any asset of the Company or any of its Subsidiaries or write off as uncollectible any accounts or notes receivable of the Company or any of its Subsidiaries or any portion thereof, other than write-downs or write-offs which are reserved for on the consolidated balance sheet contained in the Company Financials or which do not exceed $500,000 in the aggregate;

(ix) cancel any material debts or claims or amend, terminate or waive any rights of material value to the Company or any of its Subsidiaries;

(x) incur any material capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with the Company’s capital expenditure budget;

(xi) except in each case for regular annual increases, increase the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $150,000;

(xii) incur any damage, destruction or loss not covered by insurance affecting any asset or property of the Company or any of its Subsidiaries resulting in liability or loss in excess of $500,000;

(xiii) change the independent public accountants of the Company and its Subsidiaries or materially change the accounting methods or accounting practices followed by the Company or any material change in depreciation or amortization policies or rates;

(xiv) make any material Tax election or incur any material liability for Taxes other than in the ordinary course of business or any filing of an amended Tax Return; or

(xv) take or agree in writing or otherwise take any of the actions described in (i) through (xiv) above or any other action which would reasonably be expected to prevent the satisfaction of any condition to closing set forth in Article VII.

SECTION 6.2 Access and Information; Confidentiality.

(a) Subject to the terms of the Confidentiality Agreement, from the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article IX, the Company shall allow Buyer and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company as Buyer deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and the properties, books, records and commitments of the Company. The Company shall furnish Buyer and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. All access and investigation pursuant to this Section 6.2 shall be coordinated through the Company’s Executive Vice President and General Counsel, shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries.

(b) The parties hereto will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties hereto shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

SECTION 6.3 Approval of the Stockholders of the Company.

(a) (i) Subject to the exercise of the Board of Directors of the Company’s fiduciary duties, the Board of Directors of the Company shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement in any meeting or written consent of stockholders of the Company and (ii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of the adoption of this Agreement.

(b) Within ten Business Days following the date of an action by written consent of the stockholders of the Company in lieu of a meeting adopting this Agreement and approving the Merger pursuant to the DGCL, the Company shall deliver by any manner permitted by applicable Law the notice required pursuant to Section 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered such action by written consent (the “Dissenters’ Rights Notice”). The Dissenters’ Rights Notice shall comply in all material respects with applicable Law. The Company shall take all actions, and do or cause to be done, all things necessary, proper or advisable to deliver the Dissenters’ Rights Notice and any subsequent notice required to be delivered, or subsequent action to be taken with respect to Dissenting Shares, pursuant to the DGCL and other applicable Law.

SECTION 6.4 Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VII are satisfied, insofar as such matters are within the control of any of them, including, without limitation, making the requisite filings pursuant to the HSR Act. Without limiting the generality of the foregoing, and subject to Section 6.2, the Company and the Principal Stockholder, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b) In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

(c) The Company shall, to the extent Buyer may reasonably request in connection with any third-party financing Buyer and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement and to refinance the existing indebtedness of the Company, use its commercially reasonable efforts, to: (i) cooperate in the preparation of any offering memorandum or similar document, (ii) make senior management of the Company reasonably available for customary “roadshow” presentations, (iii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, (iv) enter into customary agreements with underwriters, initial purchasers or placement agents, (v) enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents and (vi) cause the Series D Notes to be redeemed or repurchased on the Closing Date. Notwithstanding the forgoing, nothing in this Agreement shall require the Board of Directors of the Company to take any action to approve any third party financing provided in connection with the Merger.

SECTION 6.5 Public Announcements. The parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 6.6 Indemnification of Directors and Officers. For six years from and after the Closing Date, Buyer will cause the Surviving Corporation and its successors to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries in respect of acts or omissions occurring on or prior to the Closing Date to the extent provided under the Company’s restated and corrected certificate of incorporation and by-laws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. For six years from and after the Closing Date, Buyer will cause the Surviving Corporation and its successors to maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Closing Date covering each Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms and in amounts comparable to those of such policy in effect on the date of this Agreement.

SECTION 6.7 Section 280G. With respect to each employee of the Company who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), the Company shall (i) ensure that any payments that would otherwise constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) shall be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(A)(ii) of the Code, and (ii) take all actions necessary to so exempt such payments (including, without limitation, obtaining any necessary waivers or consents from such “disqualified individuals”) as soon as reasonably practicable following the date of this Agreement. Within a reasonable period of time prior to taking such actions, the Company shall deliver to the Buyer and its counsel for review and comment a copy of any documents or agreements necessary to effect this Section 6.7, including but not limited to, any consent form, disclosure statement or waiver.

SECTION 6.8 Expenses. Each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants; provided that Buyer shall pay, or cause to be paid, all Transaction Expenses as provided in Section 2.3.

SECTION 6.9 Continuity of Employees and Employee Benefits. For a period of one (1) year following the Closing, Buyer and the Surviving Corporation shall provide employees of the Surviving Corporation who were employees of the Company and its Subsidiaries immediately prior to the Closing with annual rates of base salary or hourly wages, as applicable, annual incentive opportunities and coverage and benefits pursuant to employee benefit plans, programs, policies and arrangements that are, in the aggregate, not materially less favorable than the compensation and benefits provided to such employees under the Plans immediately prior to the Closing. Where applicable, each such employee shall receive full credit for service with the Company and its ERISA Affiliates (including predecessor companies) for purposes of determining eligibility to participate, vesting and accrual under each employee benefit plan, program, policy or arrangement to be provided by Buyer or the Surviving Corporation to such employee to the same extent such service was recognized under the applicable Plan immediately prior to the Closing except where such crediting would result in duplicate benefits. In addition, as of the Effective Time, Buyer and the Surviving Corporation shall assume all obligations, liabilities or commitments with respect to continued participation in health programs required under the Consolidated Omnibus Budget Reconciliation Act of 1985,

as amended, and the rules and regulations promulgated thereunder (“COBRA”), for all “M&A qualified beneficiaries” (within the meaning of 26 C.F.R. § 54.4980B-9, Q&A-4).

SECTION 6.10 Supplemental Information. Prior to Closing, the Company will inform Buyer and Merger Sub promptly upon becoming aware of any facts, matters or circumstances arising after the date hereof which individually or in the aggregate have or would reasonably be expected to have a Company Material Adverse Effect or that would make any representation or warranty set forth in Article III or V untrue as of the Closing Date.

SECTION 6.11 Tax Matters.

(a) Buyer shall be liable for all Transfer Taxes arising from the transactions contemplated by this Agreement. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to tax. The parties will cooperate with each other in timely making all filings, returns and forms as may be required in connection with the payment of any Transfer Taxes.

(b) The Company shall deliver to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Shares are not a U.S. real property interest as defined in Section 897(c) of the Code.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Buyer Material Adverse Effect or a Company Material Adverse Effect, as the case may be, assuming the Merger had taken place, shall be in effect.

(b) No Litigation or Injunction. There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity relating to this Agreement or any of the agreements contemplated hereby or any of the transactions contemplated herein.

(c) Stockholder Approval. The Merger shall have been duly approved by holders of the Company’s capital stock as required by the Company’s restated and corrected certificate of incorporation and the DGCL.

SECTION 7.2 Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties; Performance of Obligations. Each of the Company’s representations and warranties contained in Article III (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in this Section 7.2(a) have been satisfied.

(b) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

(c) Dissenting Shares. No more than ten percent of the shares of the Company’s capital stock outstanding on the date hereof shall be Dissenting Shares.

(d) Annex and Certificate Delivery. The Company shall have delivered to Buyer each of the Net Funded Indebtedness Annex, the Change of Control Annex, the Aggregate Gross-up Amount Annex, the Aggregate Dividend Annex, the Redemption Amount Annex and the Capital Structure Certificate in accordance with Section 2.4 and a certificate in accordance with Section 6.12(b).

(e) Director Resignations. The Company shall have delivered to Buyer a resignation from each member of the Board of Directors of the Company or comparable body for each Subsidiary of the Company, unless specified by Buyer no later than five Business Days prior to Closing.

(f) Delivery of Share Certificates. The Principal Stockholder shall have delivered to Buyer the certificates representing the Shares held by the Principal Stockholder and its Affiliates or affidavits of lost certificates reasonably acceptable to the Buyer.

(g) Charlesbank Management Agreement. The Company shall have terminated its oral agreement with Charlesbank Capital Partners, LLC regarding the payment of certain management fees.

(h) Termination of Agreements with Equity Holders. The Company shall have terminated each of (i) the Warrantholder Agreement, dated as of May 21, 1999, between and among the Company, The 1818 Mezzanine Fund, L.P. (“The 1818 Fund”) and Charlesbank

and (ii) the Amended and Restated Registration Rights Agreement, dated as of May 21, 1999, between and among the Company, The 1818 Fund and Charlesbank.

(i) Delivery of Audited Financial Statements. The Company shall have delivered to Buyer the consolidated audited balance sheet of the Company as of January 1, 2005 and the related consolidated audited statements of operations, stockholders’ equity and cash flows of the Company for the period ended on January 1, 2005, together with the related notes thereto and accompanied by the opinion thereon of the independent accountants of the Company (collectively, the “Audited Financial Statements”), and the Company’s earnings before interest, taxes, depreciation and amortization calculated in accordance with the Audited Financial Statements shall not be less than $59.0 million.

SECTION 7.3 Conditions Precedent to Obligations of the Company and the Principal Stockholder. The obligations of the Company and the Principal Stockholder to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a) Performance of Obligations: Representations and Warranties. Each of Buyer’s and Merger Sub’s representations and warranties contained in Article IV of this Agreement (without giving effect to any “material”, “materiality” or “Buyer Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in this Section 7.3(a) have been satisfied.

(b) Closing Payments. Buyer shall have made (or caused to have been made) the payments required pursuant to Section 2.3.

ARTICLE VIII

STOCKHOLDERS’ REPRESENTATIVE

SECTION 8.1 Stockholders’ Representative.

(a) Appointment. Each Stockholder (other than a holder of Dissenting Shares), and each Warrant Holder and each Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, constitutes and appoints Stockholders’ Representative to act as such Person’s representative under this Agreement, with full authority to act on behalf of, and to bind, each such Person for purposes of this Agreement, and Stockholders’ Representative accepts such appointment. Stockholders’

Representative shall have full power and authority to represent all of such holders and their successors with respect to all matters arising under this Agreement and all actions taken by Stockholders’ Representative hereunder and thereunder shall be binding upon all such holders and their successors as if expressly confirmed and ratified in writing by each of them. Stockholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement for and on behalf of such holders, as fully as if such holders were acting on their own behalf, including, without limitation, dealing with Buyer and the Paying Agent under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other Stockholders’ Representatives, in connection with the foregoing matters. Without limiting the generality of the foregoing, Stockholders’ Representative shall have full power and authority to effect and interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof on behalf of all such holders and their successors.

(b) Indemnification of Stockholders’ Representative. Stockholders’ Representative may act upon any instrument or other writing believed by Stockholders’ Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, except for its own willful default or gross negligence. Stockholders’ Representative shall be, and hereby is, indemnified and held harmless, jointly and severally, by each Stockholder (other than a holder of Dissenting Shares), and each Warrant Holder and each Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, from all losses, costs and expenses (including attorneys’ fees) that may be incurred by Stockholders’ Representative as a result of Stockholders’ Representative’s performance of its duties under this Agreement; provided that Stockholders’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by Stockholders’ Representative as a result of its own willful default or gross negligence.

(c) Reasonable Reliance. In the performance of its duties hereunder, Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Stockholder (other than a holder of Dissenting Shares), or any Warrant Holder or Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, or Buyer. Stockholders’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(d) Attorney-in-Fact.

(i) Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder (other than a holder of Dissenting Shares), and each Warrant Holder and each Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, with full power in their name and on their behalf to act according to the terms of this Agreement in the absolute discretion of Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. Such appointment shall be deemed to be a power coupled with an interest.

(ii) This power of attorney and all authority hereby conferred is granted and shall be irrevocable, subject to replacement of Stockholders’ Representative pursuant to Section 8.1(f), and shall not be terminated by any act of any Stockholder (other than a holder of Dissenting Shares), or any Warrant Holder or Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, by operation of Law, whether by such holder’s death, disability, protective supervision or any other event.

(iii) Notwithstanding the power of attorney granted in this Section 8.1, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of a Stockholder (other than a holder of Dissenting Shares), or a Warrant Holder or a Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, having signed or given such act or document directly instead of Stockholders’ Representative.

(e) Liability. If Stockholders’ Representative is required to determine the occurrence of any event or contingency, Stockholders’ Representative shall, in making such determination, be liable to each Stockholder (other than a holder of Dissenting Shares), and each Warrant Holder and each Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, only for Stockholders’ Representative’s proven bad faith as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of business. In determining the occurrence of any such event or contingency, Stockholders’ Representative may request from any Stockholder (other than a holder of Dissenting Shares), or any Warrant Holder or Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, or any other Person such reasonable additional evidence as Stockholders’ Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any Stockholder (other than a holder of Dissenting Shares) or any Warrant Holder or Option Holder who executes and delivers a Warrants Acknowledgement or an Options Acknowledgement, as the case may be, and Stockholders’ Representative shall not be liable to any such holder for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it.

(f) Successor Representatives. Stockholders’ Representative shall designate one or more Persons to serve as successor Stockholders’ Representative in the event of its death, incapacity, bankruptcy or dissolution which Person or Persons shall in such event succeed to and become vested with all the rights, powers, privileges and duties of Stockholders’ Representative under this Agreement. Each successor Stockholders’ Representative shall designate one or more successors to serve as Stockholders’ Representative in the event of such successor Stockholders’ Representative’s death, incapacity, bankruptcy or dissolution.

ARTICLE IX

TERMINATION

SECTION 9.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Buyer.

SECTION 9.2 Termination by Either Buyer or the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Board of Directors of the Company if (a) any order, decree, ruling or other non-appealable final action has been issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or (b) the Merger shall not have been consummated by April 29, 2005; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

SECTION 9.3 Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company, if the Company is not in material breach of its obligations under this Agreement and there is a breach by Buyer or Merger Sub of any material representation, warranty, covenant or other agreement of them contained in this Agreement and such breach has not been cured within 30 days after written notice thereof to Buyer, or such breach cannot be cured, and would cause a condition set forth in Section 7.3(a) to be incapable of being satisfied.

SECTION 9.4 Termination by Buyer. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by written notice given to the Company by Buyer:

(a) if Buyer is not in material breach of its obligations under the Agreement and there is a breach by the Company or the Principal Stockholder of any material representation, warranty, covenant or other agreement of the Company or the Principal Stockholder, as the case may be, contained in this Agreement, and such breach has not been cured within 30 days after written notice thereof to the Company or the Principal Stockholder, as the case may be, or such breach cannot be cured, and would cause a condition set forth in Section 7.2(a) to be incapable of being satisfied; or

(b) if the Principal Stockholder fails to execute and deliver to the Secretary of the Company (with a copy to Buyer), within 12 hours of the execution and delivery of this Agreement, an action by written consent of stockholders in lieu of a meeting adopting this Agreement and approving the Merger pursuant to the DGCL substantially in the form attached hereto as Exhibit A.

SECTION 9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Section 9.5 and other than Sections 6.5 [Public Announcements] and 6.8 [Expenses] and Articles X and XI) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. If this Agreement is terminated and the Merger is abandoned pursuant to this Article IX, all confidential information received by Buyer or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Entire Agreement. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

SECTION 10.2 Assignment and Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to assign this Agreement to any Affiliate of Buyer or any Person with whom such Affiliate has an administrative relationship (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 10.3 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 10.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Buyer, Merger Sub or the Surviving Corporation:

American Tire Distributors Holdings, Inc./ATD MergerSub, Inc.

c/o Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Telecopy: (212) 351-4035

Attention: E. Michael Greaney, Esq.

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Telecopy: (212) 351-4035

Attention: Sean P. Griffiths, Esq.

If to the Company:

American Tire Distributors, Inc.

12200 Herbert Wayne Court Suite 150

Huntersville, North Carolina 28070

Facsimile: 704-947-1919

Attention: J. Michael Gaither

with a copy to:

Covington & Burling

1330 Avenue of the Americas

New York, New York 10019

Facsimile: 212-841-1010

Attention: Scott F. Smith

If to Charlesbank:

Charlesbank Equity Fund IV, Limited Partnership

c/o Charlesbank Capital Partners, LLC

600 Atlantic Avenue

26th Floor

Boston, Massachusetts 02210

Facsimile: 617-619-5402

Attention: Tim R. Palmer

If to Stockholders’ Representative:

Charlesbank Capital Partners, LLC

600 Atlantic Avenue

26th Floor

Boston, Massachusetts 02210

Facsimile: 617-619-5402

Attention: Tim R. Palmer

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

SECTION 10.4 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of Buyer, the Company and the Principal Stockholder, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

SECTION 10.5 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

(b) EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY.

SECTION 10.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 10.7 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

SECTION 10.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 10.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 10.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.10 Non-Survival of Representations and Warranties; No Recourse. Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement shall survive the Merger, except that the representations in Sections 5.1 and 5.2 shall survive the Merger indefinitely. Subject to the foregoing, in no event shall Buyer or the Surviving Corporation, on the one hand, or the Company, Stockholders’ Representative or the Principal Stockholder, on the other hand, have any recourse against (i) the Company, Stockholders’ Representative, the Principal Stockholder, or the respective present or former directors, officers, stockholders, warrant holders or option holders of the Company, Stockholders’ Representative and the Principal Stockholder or (ii) Buyer, the Surviving Corporation or the respective present or former directors, officers, stockholders, warrant holders or option holders of Buyer or the Surviving Corporation, as the case may be, or any Affiliates, representatives or agents thereof with respect to any representation or warranty made by the Company, the Principal Stockholder, Stockholders’ Representative, Buyer or Merger Sub in this Agreement.

SECTION 10.11 Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION PURSUANT TO ARTICLE IX, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

SECTION 10.12 Disclosure Schedule. The representations and warranties contained in Article III and V are qualified by reference to the Disclosure Schedule attached hereto. The parties hereto agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company or the Principal Stockholder except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company or the Principal Stockholder, as the case may be, is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company or the Principal Stockholder, as the case may be, under this Agreement and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company or the Principal Stockholder, as the case may be. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedule.

ARTICLE XI

DEFINED TERMS; INTERPRETATION

SECTION 11.1 Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:

(a) “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(b) “Aggregate Dividend Payment” means the sum of (i) the aggregate Series C Dividend Payments and (ii) the aggregate Series D Dividend Payments.

(c) “Aggregate Gross-up Amount” means an amount equal to (i) the quotient of (A) the product of (1) 1 – the maximum aggregate Federal and state income tax rate on long term capital gains for a resident of North Carolina, multiplied by (2) the aggregate amount paid or to be paid to the Company employees listed on Annex 3 as gross compensation income in respect of the cancellation of their Options as contemplated by Section 2.1, or upon the sale pursuant to the Merger of the Common Stock received upon the exercise thereof after the date hereof, in each case to the extent that such Options were intended to constitute “incentive stock options” under the Code (such aggregate amount, the “Aggregate Gross-up Income”), divided by (B) 1 – the maximum aggregate Federal and state ordinary income tax rate (taking into account the deductibility of state income taxes at that rate) for a resident of North Carolina, minus (ii) the Aggregate Gross-up Income.

(d) “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

(e) “Buyer Material Adverse Effect” means any event, change or effect that, individually or in the aggregate with all other events, changes or effects, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Buyer and its Subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which Buyer operates, unless such changes or effects have a disproportionate effect on the Buyer or the industry in which the Buyer operates, or (ii) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby.

(f) “Capital Structure Certificate” means a certificate executed by the Chief Executive Officer, President or any Executive Vice President of the Company setting forth the pro rata ownership of (i) the number of Shares, Options and Warrants outstanding immediately prior to the Effective Time, and (ii) the number of shares of Common Stock (on a fully-diluted basis) outstanding immediately prior to the Effective Time.

(g) “Cash” means an amount equal to the cash and cash equivalents of the Company as of the close of business on the Settlement Date as determined in accordance with GAAP, consistently applied.

(h) “Change of Control Employees” means those employees of the Company or its Subsidiaries that will receive cash bonuses in connection with the consummation of the Merger, as identified on Section 3.14(k) of the Disclosure Schedule.

(i) “Change of Control Payments” means the amount due to the Change of Control Employees in connection with the consummation of the Merger as determined in accordance with Annex 2.

(j) “Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 2, 2004 between the Company and Investcorp International Inc.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Common Stock” means the Common Stock of the Company, par value $0.01 per share.

(m) “Company Financials” means the consolidated balance sheet of the Company and its Subsidiaries at October 2, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period then ended.

(n) “Company Material Adverse Effect” means any event, change or effect that, individually or in the aggregate with all other events, changes or effects, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates, unless such changes or effects have a disproportionate effect on the Company or the industry in which the Company operates, or (ii) changes or effects which result directly from the announcement of this Agreement, the Merger or the transactions contemplated hereby.

(o) “Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

(p) “Convertible Preferred Stock” means (i) the Series C Preferred Stock and (ii) the Series D Preferred Stock.

(q) “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(r) “Environmental Laws” means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

(s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(t) “ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.

(u) “Funded Indebtedness” means the sum of all amounts owing by the Company or its Subsidiaries to repay in full amounts and obligations due with respect to (i) the Revolver, (ii) the Series D Notes, (iii) the Swap Agreement and (iv) all other indebtedness for borrowed money of the Company and its Subsidiaries as of the Settlement Date, including all capital or direct financing leases to which the Company or any of its Subsidiaries is a party, interest accrued through the Settlement Date and any premiums payable upon prepayment or redemption of or tender for any of the foregoing on the Closing Date, in each case as such amounts are outstanding or determined as of the Settlement Date.

(v) “GAAP” means United States generally accepted accounting principles.

(w) “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(x) “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(y) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information, know-how and inventions, (vi) computer software (including, without limitation, source code, executable code, data, databases and related documentation) and (vii) all other intellectual property.

(z) “knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge of any of the individuals listed in Section 11.1 (bb) of the Disclosure Schedule.

(aa) “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

(bb) “Letter of Transmittal” means (i) the letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery by a Stockholder or a Warrant Holder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

(cc) “Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

(dd) “Net Funded Indebtedness” means Funded Indebtedness minus Cash.

(ee) “Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Per Share Common Stock Consideration, minus (y) the per share exercise price of the Option.

(ff) “Option Holder” means a Person holding Options.

(gg) “Option Plans” means the Company’s (i) Amended and Restated 1997 Stock Option Plan, (ii) 1999 Stock Option Plan and (iii) 2002 Stock Option Plan.

(hh) “Options” means the issued and outstanding options to purchase shares of Common Stock, issued pursuant to one of the Option Plans.

(ii) “Paying Agent” means Bank of America, N.A., or such other financial institution which is reasonably acceptable to Buyer and Stockholders’ Representative and which has been appointed to act as agent for the holders of Shares, Warrants and Options in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

(jj) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity or authority.

(kk) “Preferred Stock” means the Convertible Preferred Stock and the Redeemable Preferred Stock.

(ll) “Principal Stockholder” means Charlesbank.

(mm) “Redeemable Preferred Stock” means (i) the Series A Preferred Stock and (ii) the Series B Preferred Stock.

(nn) “Redemption Amount” means the Series A Liquidation Preference (as such term is defined in the Company’s restated and corrected charter), the Series B Liquidation Preference (as such term is defined in the Company’s restated and corrected charter) and accrued and unpaid dividends on the Redeemable Preferred Stock, all payable to the applicable holders of the Redeemable Preferred Stock in accordance with the Redemption Amount Annex.

(oo) “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. § 9601(22), but not subject to the exceptions in Subsection (A) and (D) of 42 U.S.C. § 9601(22).

(pp) “Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.

(qq) “Revolver” means that certain Third Amended and Restated Loan and Security Agreement, dated as of March 19, 2004, as amended as of April 2, 2004, as further amended as of September 1, 2004, among the Company, certain Subsidiaries of the Company and the lenders party thereto.

(rr) “Securities Act” means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(ss) “Series A Preferred Stock” means the Company’s Series A Cumulative Redeemable Preferred Stock, $.01 par value per share.

(tt) “Series B Preferred Stock” means the Company’s Series B Cumulative Redeemable Preferred Stock, $.01 par value per share.

(uu) “Series C Dividend Payment” means, with respect to each outstanding share of Series C Preferred Stock, all accrued and unpaid dividends in respect thereof, calculated through the Closing Date.

(vv) “Series C Preferred Stool” means the Company’s Series C Preferred Stock, $.01 par value per share.

(ww) “Series D Dividend Payment” means, with respect to each outstanding share of Series D Preferred Stock, all accrued and unpaid dividends in respect thereof, calculated through the Closing Date.

(xx) “Series D Indenture” means that certain Indenture, dated as of December 1, 1998, as supplemented by that certain Supplemental Indenture dated as of February 22, 1999, as further supplemented by that certain Third Supplemental Indenture, dated as of May 25, 2000, as further supplemented by that certain Fourth Supplemental Indenture, dated as of March 27, 2002, as further supplemented by that certain Fifth Supplemental Indenture, dated as of July 30, 2004, as further supplemented by that certain Sixth Supplemental Indenture, dated as of September 1, 2004, by and among the Company, certain Subsidiaries of the Company and Wachovia Bank, National Association (f/k/a First Union National Bank), as trustee.

(yy) “Series D Notes” means the Company’s Series D 10% Senior Notes Due 2008 issued under the Series D Indenture.

(zz) “Series D Preferred Stock” means the Company’s Series D Preferred Stock, $.01 par value per share.

(aaa) “Settlement Date” means January 1, 2005.

(bbb) “Shares” means (i) the Preferred Stock and (ii) the Common Stock.

(ccc) “Stockholder” means any holder of record of Shares immediately prior to the Effective Time.

(ddd) “Subsidiary” of any Person means another Person under the Control of such Person.

(eee) “Swap Agreement” means that certain Interest Rate Swap Agreement, dated as of March 5, 2003, as amended as of March 19, 2004, as further amended as of July 30, 2004, among the Company, certain Subsidiaries of the Company and Fleet National Bank.

(fff) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Governmental Entity.

(ggg) “Tax Return” means any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

(hhh) “Transaction Expenses” means the fees, expenses, charges and other payments incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

(iii) “Warrant Cancellation Payment” means, with respect to each Warrant, the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Per Share Common Stock Consideration, minus (y) the per share exercise price of the Warrant.

(jjj) “Warrant Holder” means a Person holding Warrants.

(kkk) “Warrants” means the issued and outstanding warrants to purchase shares of Common Stock.

SECTION 11.2 Interpretation.

(a) The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b) For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$” or “dollars” shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ Don Hardie
Name: Don Hardie
Title: Secretary and Treasurer

ATD MERGERSUB, INC.

By:	/s/ Don Hardie
Name: Don Hardie
Title: Secretary and Treasurer

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ Richard P. Johnson
	Name:	Richard P. Johnson
	Title:	Chairman and Chief Executive Officer

PRINCIPAL STOCKHOLDER:

CHARLESBANK EQUITY FUND IV, LIMITED PARTNERSHIP

BY: CHARLESBANK EQUITY FUND IV GP, LIMITED PARTNERSHIP, its General Partner

BY: CHARLESBANK CAPITAL PARTNERS, LLC, its General Partner

By:	/s/ Tim R. Palmer
	Name:	Tim R. Palmer
	Title:	Managing Director

By:	/s/ Mark A. Rosen
	Name:	Mark A. Rosen
	Title:	Managing Director

STOCKHOLDERS’ REPRESENTATIVE:

CHARLESBANK CAPITAL PARTNERS, LLC

By:	/s/ Tim R. Palmer
	Name:	Tim R. Palmer
	Title:	Managing Director

By:	/s/ Mark A. Rosen
	Name:	Mark A. Rosen
	Title:	Managing Director

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